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                                                                   Exhibit 1 (b)


                ESTABLISHMENT OF SEGREGATED INVESTMENT ACCOUNT

                                      OF

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                           AMENDED DECEMBER 2, 1996



     Pursuant to the authority given me by Resolution Number 82-28 adopted by the Board of Directors of The Lincoln National Life Insurance Company (the "Company") on November 4, 1982, which resolution was amended in its entirety and adopted by the Board of Directors of the Company on May 13, 1993, [Resolution Number 93-18], I establish a segregated investment account desiganted as "Lincoln National Variable Annuity Account L" (the "Account"). The Account is to be used in connection with the sale of new group annuity business, and with the assumption reinsurance of the tax sheltered group annuity business of UNUM Life Insurance Company of America. The Account will be registered as a unit investment trust with the Securities and Exchange Commission ("SEC") and shall invest in shares of the investment companies which are registered with the SEC. The Account's investment objectives, policies and limitations shall be in accordance with (1) the registration statement for the policies filed with the SEC under the Securities Act of 1933, and (2) applicable provisions of Indiana Insurance Law and Regulations and any other applicable legal requirements.


                                      /s/ Jon A. Boscia
                                     --------------------------------------
                                     Jon A. Boscia, Chief Executive Officer
Dated:
            12-2-96
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